Exhibit 3.1

FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov	Filed in the Office of FVAguilar Secretary of State State Of Nevada	Business Number E0095532005-5
Filing Number 20255205207
Filed On 9/26/2025 4:47:00 PM
Number of Pages 1

Certificate of Change Pursuant to NRS 78.209

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).

2. Indicate the current number of authorized shares and par value, if any, and each class or series before the change.

3. Indicate the number of authorized shares and par value, if any of each class or series after the change.

4. Indicate the change of the affected class or series of issued, if any, shares after the change in exchange for each issued share of the same class or series.

5. Indicate provisions, if any, regarding fractional shares that are affected by the change.

6. NRS required statement.

7. This section is optional. If an effective date and time is indicated the date must not be more than 90 days after the date on which the certificate is filed.

8. Must be signed by an Officer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: Clean Energy Technologies, Inc. Entity or Nevada Business Identification Number (NVID): NV20051232679
2. Current Authorized Shares:

The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

Common Stock Authorized - 2,000,000,000 shares of common stock, having a par value of $0.001 per share.

3. Authorized Shares After Change:

The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

Common Stock Authorized - 133,333,333 shares of common stock, having a par value of $0.001 per share.

4. Issuance:

The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

1 share of Common Stock will be issued in exchange for 15 shares of issued and outstanding Common Stock, effective after processing by Nasdaq.

5. Provisions:

The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Fractional shares resulting from change will be rounded up to the nearest whole share (at DTC on a participant basis).

6. Provisions:	The required approval of the stockholders has been obtained.
7. Effective date and time: (Optional)	Date:	10/06/2025	Time:
(must not be later than 90 days after the certificate is filed)
8. Signature:	X /s/ Kambiz Mahdi	CEO	09/25/2025
(Required)	Signature of Officer	Title	Date
This form must be accompanied by appropriate fees.	Page 1 of 1
If necessary, additional pages may be attached to this form.	Revised: 8/1/2023